EXECUTION VERSION

AGREEMENT

THIS AGREEMENT (the "Agreement") made as of the 26th day of May 2005 by and between VARSITY GROUP INC., a Delaware corporation (the "Company"), and ADAM HANIN (the "Executive").

The Executive has been offered a position by the Company as its Executive Vice President for Sales & Development.

The Board of Directors of the Company desires to set forth the nature and amount of compensation and other benefits to be provided to the Executive and any of the rights of the Executive in the event of his termination of employment with the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement under the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2. Term. The term of Executive's employment under Section 1 will commence on the date (the "Commencement Date") of the closing of the sale of substantially all of the assets of Campus Outfitters, LLC ("Campus Outfitters") and all of the equity interests in Campus Textbook LLC ("Campus Textbook") by the members of each of Campus Outfitters and Campus Textbook to the Company pursuant to that certain Membership Interest and Asset Purchase Agreement dated as of May 26, 2005, among the Company, Campus Outfitters, Campus Textbook, and the individuals listed on the signature page thereto. The term of Executive's employment will terminate upon the termination of Executive's employment with the Company for any reason whatsoever. Except as otherwise provided in this Agreement, no such termination shall affect any of the Company's other obligations under this Agreement arising at or after such termination of employment.

3. Position and Duties. The Executive shall serve as Executive Vice President for Sales & Development of the Company, reporting to the President and Chief Executive Officer of the Company, and shall have such responsibilities and authority as may normally be exercised by a person in such a position at a company.

4. Place of Performance. The Executive shall be based at the current or future headquarters of the Company, provided that any future headquarters is not more than twenty-five (25) miles from the location of the Company's headquarters on the date hereof.

5. Compensation and Related Matters.

(a) Base Salary. Commencing on the Commencement Date, the Company shall pay to the Executive a salary at a rate of not less than One Hundred Ninety Thousand Dollars ($190,000) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally. Such amount may be increased from time to time and, if so increased, shall not thereafter be decreased during the term of this Agreement (such amount, as it may be increased, the "Base Salary").

(b) Bonus.

(i) The Executive shall be eligible to receive an annual bonus (the "Annual Bonus") in accordance with performance goals determined, subject to the following provisions of this subsection (b), by the Chief Executive Officer in good faith after consultation with Executive. Any Annual Bonus shall be paid in cash at the time upon which annual bonuses are paid to each of the Company's other executive employees that has earned an annual bonus.

(ii) The parties hereby agree that the target amount of the Annual Bonus for 2005 will be $40,000, which amount shall be payable if the net revenues of Campus Outfitters and Campus Textbook (as determined in accordance with generally accepted accounting principles and on the same basis as net revenues are reported on the Company's financial statements filed with the Securities and Exchange Commission, and including without limitation net revenues from both uniform and textbook accounts) recognized for the period in 2005 before the Commencement Date together with such net revenues attributable to the business of Campus Outfitters and Campus Textbook and recognized for the period in 2005 after the Commencement Date (the "Target Sales Amount") shall total at least $7,000,000.

(iii) The Annual Bonus paid to the Executive in 2006 shall be paid in a manner consistent with the bonuses paid to the Company's other executive employees in 2006.

(c) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of mobile phone, travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(d) Benefits. During the term of the Executive's employment hereunder, the Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof, or plans or arrangements providing the Executive with at least equivalent benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other officers of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section 5. The Executive shall be entitled to the same number of days of paid vacation per year to which the Company's other executive employees are entitled.

(e) Salary Guarantee. Regardless of the length of the Executive's employment by the Company, the Company agrees to pay the Executive at least $380,000 as salary, so long as the Executive's employment is not terminated for Cause and the Executive does not resign without Good Reason. Such guaranteed salary payments are in addition to, and not in lieu of, any payments to which the Executive may become entitled in accordance with Section 7.

(f) Stock Option Grant. The Company shall grant to Executive, as of the Commencement Date, stock options with respect to 400,000 shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock") at an exercise price per share equal to the fair market value of a share of Common Stock as of the Commencement Date (the "Options"). The Options shall be subject to vesting, on a monthly basis, over a five year period commencing on the Commencement Date, provided that if the Target Sales Amount for 2005 shall total at least $7,000,000, then, in addition to any normal monthly vesting of Executive's Options, 150,000 of the Options shall be vested as of December 31, 2005. The Options shall become immediately and fully vested and exercisable in the event of the Executive's termination or resignation, unless such termination is for Cause or resignation is without Good Reason, and the Options shall remain exercisable for a period of not less than ninety days following any such termination or resignation. The Options otherwise shall be issued on the same terms and conditions as options are generally granted to other senior executives under the Varsity Group Inc. Second Amended and Restated 1998 Stock Option Plan.

6. Termination and Definitions.

(a) Cause. The Executive's rights under Section 5 of this Agreement shall immediately be terminated if the Executive's employment is terminated for Cause.

(b) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason.

(c) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(d) Definitions.

(i) For purposes of this Agreement, termination "for Cause" shall arise where termination results from (A) conviction of, or the pleading of nolo contendere to, a felony; (B) a material breach of this Agreement which materially and adversely affects the Company's business and operations; or (C) the failure of Executive for any reason, within ten (10) days after receipt by Executive of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission to act which will materially or adversely affect its business or operations.

(ii) For purposes of this Agreement, "Good Reason" shall mean Executive's voluntary termination of employment with the Company within ninety (90) days following any of (A) a decrease in Executive's base salary below its level in effect on the date prior to such termination, (B) a material reduction in Executive's job responsibilities without Executive's consent, (C) a geographical relocation of the Executive more than twenty-five (25) miles from the current location of the Company without his consent, or (D) the Company's requiring the Executive to report to any person other than its Chief Executive Officer.

(iii) For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

7. Compensation upon Termination.

(a) Termination for Cause or Resignation Without Good Reason. If (i) the Executive's employment shall be terminated for Cause, or (ii) the Executive voluntarily resigns from the employ of the Company and Good Reason shall not have occurred, then the Company shall pay the Executive his Base Salary through the date of delivery to him of a Notice of Termination at the rate then in effect at the time and date the Notice of Termination is delivered, and the Company shall have no further obligations to the Executive under this Agreement.

(b) Termination Without Cause or Resignation for Good Reason. If the Company shall terminate the Executive's employment other than pursuant to Section 6(a) hereof (it being understood that a purported termination pursuant to Section 6(a) hereof, which is disputed and finally determined not to have been pursuant to Section 6(a) shall be a termination by the Executive pursuant to Section 6(b)) or if the Executive terminates his employment for Good Reason, then:

(i) the Company shall pay to the Executive, upon his termination, his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is delivered;

(ii) notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which has been allocated or awarded or is otherwise owing to the Executive for a completed period preceding the date of the Executive's termination of employment (without regard to any requirement of continued employment of the Executive to a subsequent date or otherwise), and (B) a pro rata portion to such date of termination of the Executive's target incentive compensation for the period in which the date of termination occurs; and

(iii) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the date of termination, the Company shall pay, as severance pay to the Executive, a lump-sum amount equal to one hundred percent (100%) of the Executive's Base Salary in effect as of the date of termination.

(c) Continuation of Benefit Plans. Upon any termination of the Executive's employment, other than pursuant to Section 6(a) hereof or by the Executive without Good Reason, the Company shall maintain or cause to be maintained (e.g. by paying COBRA premiums) in full force and effect for the continued benefit of the Executive for twelve (12) months all employee benefit, health and welfare plans and programs (excluding all incentive programs) in which the Executive was entitled to participate, on a basis no less favorable than that in effect immediately before the termination of employment (or if more favorable to the Executive, as in effect immediately before any event giving the Executive Good Reason to terminate his employment).

(d) Participation in Benefit Plans after Termination of Employment. The Executive shall be entitled to continue to participate in any benefit plan or program of the Company for twelve (12) months after the expiration of the period provided for in Section 7(c), provided that the Executive pays the direct cost of any such benefit plan or program.

8. Non Compete; Non Solicitation. During the period commencing on the Commencement Date, and during the one (1) year following the date of the Executive's termination or resignation (other than a termination by the Company without Cause), the Executive agrees that, without the prior written consent of the Company or its successors (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, partner, or employee or in any other capacity, carry on, be engaged in any Competing Business (provided that nothing in this Section 8 shall prohibit the ownership of less than one percent (1%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market), and (ii) he shall not, on his own behalf or on behalf of any person or company, directly or indirectly, communicate with any person who is employed by the Company and/or its subsidiaries, affiliates or successors at any time in order to encourage, solicit or suggest that such person terminate his or her employment with the Company, or to solicit or offer employment to such person. For purposes of this Section 8, a "Competing Business" shall mean the business of marketing, distributing, servicing and selling school uniforms and related accessories and equipment or textbooks or other educational supplies, accessories, equipment or services in any market served by the Company at the time of such termination.

9. Successors; Binding Agreement.

(a) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, as follows:

4409 Highland Ave.
Bethesda, MD 20814

or if to the Company, as follows:

Varsity Group Inc.
1850 M Street, NW
Suite 1150
Washington, DC 20036

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Prior Agreement. All prior agreements or understandings, whether written or unwritten, between the Company and the Executive with respect to the employment of the Executive are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the District of Columbia.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15. Non-Exclusivity. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the date of his termination of employment shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

16. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

VARSITY GROUP INC.:

Signature: Varsity Group Inc.

Name: /s/ Eric Kuhn

Title: CEO

Date: May 26, 2005

EXECUTIVE:

Signature: /s/ Adam Hanin

Name: Adam Hanin

Title: Executive Vice President Sales and Development

Date: May 26, 2005